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NEWS RELEASE

[LOGO]

FOR IMMEDIATE RELEASE

CONTACT:  Aruna Lalwaney
          Corporate Marketing Director
          858.452.2221
          aruna.lalwaney@daou.com
          www.daou.com
          mailto.rvschultz@sentientsystems.com



  DAOU SYSTEMS, INC. COMPLETES $12 MILLION PRIVATE PLACEMENT FINANCING
                            FROM GALEN PARTNERS

San Diego, CA, July 28, 1999 -- DAOU Systems, Inc. (Nasdaq: DAOU) today announced that it has completed a $12 million private placement financing,

consisting of 2.2 million shares of Series A Preferred Stock sold at $5.50 per share.  Net proceeds of the offering will be used for general corporate and working capital purposes.


     The Preferred Stock was purchased by Galen Partners III and affiliated parties, the successor fund to Galen Partners II which had invested in a previous placement of DAOU Series A Preferred Stock in 1995.  Those shares were since converted to shares of DAOU Common Stock in connection with the

Company's initial public offering in February 1997.  DAOU currently has a total of five million shares of Preferred Stock authorized, none of which was issued and outstanding prior to the current investment by Galen Partners III.

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     "We are pleased with this follow-on investment on the part of Galen

Partners," stated Larry Grandia, Chief Executive Officer and President of

DAOU Systems, Inc.  "Their purchase of our Preferred Stock demonstrates that substantial, quality investors have confidence in DAOU and our future opportunities.  The additional financial resources provided through this financing will help us to fund our strategic plans and invest in high potential opportunities."


     Added David W. Jahns, General Partner of Galen Partners and a member of

DAOU's Board of Directors, "We believe DAOU is uniquely positioned in the market to deliver healthcare IT solutions, and we welcome this opportunity to support the Company's ability to execute its strategy for growth and value creation on behalf of its shareholders."


     Each share of the Series A Preferred Stock is convertible into one share of common stock at $5.50 per share, at the option of the holder, subject to certain antidilution adjustments.  Holders of shares of the Series A

Preferred Stock will be entitled to receive dividends at the annual rate of six percent, payable in kind in the form of shares of Series A Preferred

Stock.


     The Series A Preferred Stock is redeemable at the option of the Company four years after the date of issuance, and at the option of the holders under certain terms and conditions.  In addition, the Preferred Stock is subject to mandatory conversion in the event DAOU's Common Stock price reaches certain predetermined price targets.


     A complete description of the rights, preferences and privileges of the

Preferred Stock, along with other terms and conditions of the private placement transaction, is attached to DAOU's Form 8-K filed with the

Securities and Exchange Commission on July 28, 1999.


     DAOU Systems, Inc. is a provider of integrated Information Technology

(IT) solutions and services to the U.S. healthcare industry. DAOU's capabilities range from up-front strategic consulting to IT system design,

implementation and long-term tactical support.  DAOU's IT

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offerings include data, voice and video networking, applications consulting and implementation, as well as operational and Internet solutions.  DAOU has nearly 800 employees, and has provided services to more than 1,300 healthcare organizations, including many of the nation's top 100 integrated delivery systems. DAOU's clients include organizations such as the Cleveland Clinic,

Catholic Healthcare West, and Saint Mary's Health Network, Reno, Nevada. More

information about DAOU Systems can be found at WWW.DAOU.COM on the World Wide

Web.


     Galen Partners is a premiere private equity firm that invests exclusively in the healthcare industry and is known for highly successful mid-to-later stage investments in service, device, generic drugs and information technology. More information about Galen Partners can be found at

WWW.GALEN-PARTNERS.COM on the World Wide Web.


This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended. Such statements are only predictions and actual events or results may differ materially. Forward-

looking statements usually contain the word "estimate", "anticipate",

"believe", "expect" or similar expressions. The forward-looking statements included herein are based on current expectations and certain assumptions and entail various risks and uncertainties, including uncertainties related to the intensely competitive nature of the company's marketplace and the inherent difficulties of successfully implementing staffing reorganizations.

These factors and the matters set forth in the company's annual report on

Form 10-K under the caption "Risk Factors" could cause actual results to differ materially from those indicated by such forward-looking statements.